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                                                                    EXHIBIT 99.2




         CHASE BRASS INDUSTRIES COMPLETES ACQUISITION OF UNR-LEAVITT


MONTPELIER, Ohio, August 30, 1996 -- Chase Brass Industries, Inc. (NYSE:CSI) today announced it has completed the acquisition of the UNR-Leavitt Division of Chicago-based UNR Industries, Inc. (Nasdaq: UNRI), for a purchase price of $95 million, subject to post-closing adjustments presently estimated to result in a reduction of $2.5 million to such amount. Leavitt recorded sales of $156 million and EBITDA of $18.1 million in 1995, and is on budget for the first six months of 1996 with sales of $78.8 million and EBITDA of $7.8 million. Leavitt will operate as a wholly owned subsidiary of Chase Brass Industries and has been renamed Leavitt Tube Company, Inc.

         In connection with the Leavitt acquisition, Chase entered into a new credit facility of $100 million agented by PNC Bank, of which $62 million was used to finance the acquisition. The balance of the purchase price was paid with cash on hand.


FOR MORE INFORMATION ABOUT CHASE BRASS INDUSTRIES, INC., FREE OF CHARGE VIA FAX,
              DIAL 1-800-PRO-INFO AND USE TICKER SYMBOL "CSI."